Exhibit 99.1

Cactus Announces Third Quarter 2022 Results

HOUSTON – November 7, 2022 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced financial and operating results for the third quarter of 2022.
Third Quarter Highlights
•Revenue of $184.5 million and income from operations of $51.3 million;
•Net income of $41.5 million(1) and diluted earnings per Class A share of $0.51(1);
•Adjusted net income(2) of $39.3 million and diluted earnings per share, as adjusted(2) of $0.52;
•Net income margin of 22.5% and adjusted net income margin(2) of 21.3%;
•Adjusted EBITDA(3) and Adjusted EBITDA margin(3) of $62.7 million and 34.0%, respectively;
•Cash flow from operations of $30.4 million; and
•Cash balance of $320.6 million and no bank debt outstanding as of September 30, 2022.
Financial Summary

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
	(in thousands)
Revenues	$184,481	$170,215	$115,363
Income from operations	$51,296	$44,241	$20,766
Net income(1)	$41,520	$35,780	$17,177
Net income margin	22.5%	21.0%	14.9%
Adjusted net income(2)	$39,327	$33,409	$14,736
Adjusted net income margin(2)	21.3%	19.6%	12.8%
Adjusted EBITDA(3)	$62,713	$55,506	$32,002
Adjusted EBITDA margin(3)	34.0%	32.6%	27.7%

(1)Net income during the third quarter of 2022 is inclusive of $1.1 million in other income related to the revaluation of the tax receivable agreement (“TRA”) liability and $1.1 million of income tax expense related to the revaluation of our deferred tax asset. Net income during the third quarter of 2021 is inclusive of a $0.7 million income tax benefit associated with a partial release of a valuation allowance in connection with the redemption of units in Cactus Wellhead, LLC (“Cactus LLC”) by Cadent and other members during the period and a $0.5 million income tax benefit related to the finalization of our 2020 tax returns.
(2)Adjusted net income, Adjusted net income margin and diluted earnings per share, as adjusted are non-GAAP financial measures. These figures assume Cactus, Inc. held all units in Cactus LLC, its operating subsidiary, at the beginning of the period. Additional information regarding non-GAAP measures and the reconciliation of GAAP to non-GAAP financial measures are in the Supplemental Information tables.
(3)Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. See definition of these measures and the reconciliation of GAAP to non-GAAP financial measures in the Supplemental Information tables.

Scott Bender, President and CEO of Cactus, commented, “Industry fundamentals continued to improve during the third quarter, and Cactus delivered revenue growth above the change in the domestic rig count while further increasing margins. The Company set records for both total revenue and Adjusted EBITDA during the period. Product revenue generated per U.S. land rig followed(1) was also the highest in the Company’s history. Rental revenue growth outpaced that of the U.S. completions market, and Field Service margins experienced another sequential improvement.

“Looking to the fourth quarter, we anticipate meaningful growth in rigs followed as we expect public operators to gain share within the domestic rig count. In Field Service, we expect the seasonal margin impact to be similar to levels witnessed in previous years.”

Mr. Bender concluded, “Margins and returns continued to improve during the third quarter and industry fundamentals remain supportive for our business. Global supply chain challenges continue to ease, and we are growing increasingly confident that such improvements will yield benefits including accelerating free cash flow into next year. Capital requirements for our business remain modest and management intends to remain prudent in its investment decisions, both domestically and abroad. We expect our full year 2022 net capital expenditures will be approximately $25 million.”

(1)Additional information regarding rigs followed is located in the Supplemental Information tables.
Revenue Categories
Product

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
	(in thousands)
Product revenue	$121,782	$112,232	$74,835
Gross profit	$48,035	$43,060	$25,127
Gross margin	39.4%	38.4%	33.6%

Third quarter 2022 product revenue increased $9.6 million, or 8.5%, sequentially, as sales of wellhead and production related equipment increased due to higher drilling activity and cost recovery efforts. Gross profit increased $5.0 million, or 11.6%, sequentially, with margins increasing 100 basis points due to operating leverage and cost recovery.

Rental

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
	(in thousands)
Rental revenue	$27,105	$23,695	$15,271
Gross profit	$10,782	$8,367	$2,021
Gross margin	39.8%	35.3%	13.2%

Third quarter 2022 rental revenue increased $3.4 million, or 14.4%, sequentially, due to higher customer activity. Gross profit increased $2.4 million sequentially and margins increased 450 basis points due to lower depreciation expense during the period.

Field Service and Other

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
	(in thousands)
Field service and other revenue	$35,594	$34,288	$25,257
Gross profit	$8,449	$7,554	$5,767
Gross margin	23.7%	22.0%	22.8%

Third quarter 2022 field service and other revenue increased $1.3 million, or 3.8%, sequentially, as higher customer activity drove an increase in associated billable hours. Gross profit increased $0.9 million, or 11.8%, sequentially, with margins increasing by 170 basis points sequentially, in part due to reduced fuel costs associated with lower diesel prices.
Selling, General and Administrative Expenses (“SG&A”)
SG&A expense for the third quarter of 2022 was $16.0 million (8.7% of revenues), compared to $14.7 million (8.7% of revenues) for the second quarter of 2022 and $12.1 million (10.5% of revenues) for the third quarter of 2021. The sequential increase was primarily due to increased stock-based compensation tied to stronger than expected financial performance, increased salaries and wages and higher professional fees.
Liquidity, Capital Expenditures and Other
As of September 30, 2022, the Company had $320.6 million of cash and no bank debt outstanding. Operating cash flow was $30.4 million for the third quarter of 2022. During the third quarter, the Company made dividend payments and associated distributions of $8.5 million. The Company also made TRA payments and associated distributions of $14.6 million related to 2021 tax savings provided by the TRA.

Net cash used in investing activities was $6.6 million during the third quarter of 2022, driven largely by additions to the Company’s fleet of rental equipment. For the full year 2022, the Company expects net capital expenditures to be approximately $25 million.

As of September 30, 2022, Cactus had 60,718,869 shares of Class A common stock outstanding (representing 80.0% of the total voting power) and 15,159,253 shares of Class B common stock outstanding (representing 20.0% of the total voting power).
Quarterly Dividend
The Board of Directors has approved a quarterly cash dividend of $0.11 per share of Class A common stock with payment to occur on December 15, 2022 to holders of record of Class A common stock at the close of business on November 28, 2022. A corresponding distribution of up to $0.11 per CW Unit has also been approved for holders of CW Units of Cactus Wellhead, LLC.
Conference Call Details
The Company will host a conference call to discuss financial and operational results on November 7, 2022 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).

The call will be webcast on Cactus’ website at www.CactusWHD.com. Please access the webcast for the call at least 10 minutes ahead of the start time to ensure a proper connection. Analysts and institutional investors may click here to pre-register for the conference call and obtain a dial-in number and passcode. An archived webcast of the conference call will be available on the Company’s website shortly after the end of the call.
About Cactus, Inc.
Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers throughout the United States and Australia, while also providing equipment and services in select international markets.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Cactus’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “potential,” “will,” “hope” or other similar words and include the Company’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other factors noted in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the Securities and Exchange Commission. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement.
Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com
Source: Cactus, Inc.

Cactus, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except per share data)
Revenues
Product revenue	$121,782	$74,835	$328,054	$197,136
Rental revenue	27,105	15,271	73,143	42,404
Field service and other revenue	35,594	25,257	99,398	69,133
Total revenues	184,481	115,363	500,595	308,673

Costs and expenses
Cost of product revenue	73,747	49,708	203,839	134,329
Cost of rental revenue	16,323	13,250	46,740	39,824
Cost of field service and other revenue	27,145	19,490	78,685	51,645
Selling, general and administrative expenses	15,970	12,149	44,804	33,160
Total costs and expenses	133,185	94,597	374,068	258,958
Income from operations	51,296	20,766	126,527	49,715

Interest income (expense), net	1,140	(299)	1,344	(632)
Other income (expense), net	1,125	—	10	(1,410)
Income before income taxes	53,561	20,467	127,881	47,673
Income tax expense	12,041	3,290	23,498	586
Net income	$41,520	$17,177	$104,383	$47,087
Less: net income attributable to non-controlling interest	10,095	4,560	25,198	12,518
Net income attributable to Cactus, Inc.	$31,425	$12,617	$79,185	$34,569

Earnings per Class A share - basic	$0.52	$0.22	$1.32	$0.64
Earnings per Class A share - diluted (a)	$0.51	$0.21	$1.30	$0.58

Weighted average shares outstanding - basic	60,665	58,248	60,164	54,188
Weighted average shares outstanding - diluted (a)	61,106	76,082	76,296	76,045

(a)Dilution for the three months ended September 30, 2022 excludes 15.2 million shares of Class B common stock as the effect would be anti-dilutive. Dilution for the nine months ended September 30, 2022 includes $26.2 million of additional pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 25.0% and 15.7 million weighted average shares of Class B common stock outstanding, plus the effect of dilutive securities. Dilution for the three and nine months ended September 30, 2021 includes $4.7 million and $13.2 million, respectively, of additional pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 28% and 17.5 million and 21.4 million weighted average shares of Class B common stock outstanding, respectively, plus the effect of dilutive securities.

Cactus, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2022	2021
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$320,623	$301,669
Accounts receivable, net	131,748	89,205
Inventories	162,730	119,817
Prepaid expenses and other current assets	11,849	7,794
Total current assets	626,950	518,485

Property and equipment, net	130,099	129,117
Operating lease right-of-use assets, net	22,232	22,538
Goodwill	7,824	7,824
Deferred tax asset, net	306,789	303,074
Other noncurrent assets	1,307	1,040
Total assets	$1,095,201	$982,078

Liabilities and Equity
Current liabilities
Accounts payable	$62,398	$42,818
Accrued expenses and other current liabilities	31,659	28,240
Current portion of liability related to tax receivable agreement	27,696	11,769
Finance lease obligations, current portion	5,757	4,867
Operating lease liabilities, current portion	4,677	4,880
Total current liabilities	132,187	92,574

Deferred tax liability, net	2,099	1,172
Liability related to tax receivable agreement, net of current portion	260,844	269,838
Finance lease obligations, net of current portion	6,837	5,811
Operating lease liabilities, net of current portion	17,584	17,650
Total liabilities	419,551	387,045

Equity	675,650	595,033
Total liabilities and equity	$1,095,201	$982,078

Cactus, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
	2022	2021
	(in thousands)
Cash flows from operating activities
Net income	$104,383	$47,087
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	25,991	27,480
Deferred financing cost amortization	133	126
Stock-based compensation	8,034	6,546
Provision for expected credit losses	224	112
Inventory obsolescence	1,642	2,462
Gain on disposal of assets	(470)	(1,136)
Deferred income taxes	19,230	(1,404)
(Gain) loss from revaluation of liability related to tax receivable agreement	(10)	1,004
Changes in operating assets and liabilities:
Accounts receivable	(42,906)	(35,634)
Inventories	(45,545)	(16,491)
Prepaid expenses and other assets	(4,265)	(4,239)
Accounts payable	20,537	22,944
Accrued expenses and other liabilities	3,293	12,924
Payments pursuant to tax receivable agreement	(11,666)	(9,697)
Net cash provided by operating activities	78,605	52,084

Cash flows from investing activities
Capital expenditures and other	(21,197)	(10,382)
Proceeds from sale of assets	1,701	1,965
Net cash used in investing activities	(19,496)	(8,417)

Cash flows from financing activities
Payment of deferred financing costs	(165)	—
Payments on finance leases	(4,505)	(3,839)
Dividends paid to Class A common stock shareholders	(20,015)	(15,249)
Distributions to members	(8,007)	(8,074)
Repurchase of shares	(4,495)	(3,192)
Net cash used in financing activities	(37,187)	(30,354)

Effect of exchange rate changes on cash and cash equivalents	(2,968)	2

Net increase in cash and cash equivalents	18,954	13,315

Cash and cash equivalents
Beginning of period	301,669	288,659
End of period	$320,623	$301,974

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
Adjusted net income, diluted earnings per share, as adjusted and adjusted net income margin
(unaudited)

Adjusted net income, diluted earnings per share, as adjusted and adjusted net income margin are not measures of net income as determined by GAAP but they are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements. Cactus defines adjusted net income as net income assuming Cactus, Inc. held all units in Cactus LLC, its operating subsidiary, at the beginning of the period, with the resulting additional income tax expense related to the incremental income attributable to Cactus, Inc. Adjusted net income also includes certain other adjustments described below. Cactus defines diluted earnings per share, as adjusted as Adjusted net income divided by weighted average shares outstanding, as adjusted. Cactus defines Adjusted net income margin as Adjusted net income divided by total revenue. The Company believes this supplemental information is useful for evaluating performance period over period.

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
	(in thousands, except per share data)
Net income	$41,520	$35,780	$17,177
Adjustments:
Other non-operating income, pre-tax(1)	(1,125)	—	—
Income tax expense differential(2)	(1,068)	(2,371)	(2,441)
Adjusted net income	$39,327	$33,409	$14,736

Diluted earnings per share, as adjusted	$0.52	$0.44	$0.19

Weighted average shares outstanding, as adjusted(3)	76,319	76,322	76,082

Revenue	$184,481	$170,215	$115,363
Net income margin(4)	22.5%	21.0%	14.9%
Adjusted net income margin	21.3%	19.6%	12.8%

(1)Represents non-cash adjustments for the revaluation of the liability related to the TRA.
(2)Represents the increase or decrease in tax expense as though Cactus, Inc. owned 100% of Cactus LLC at the beginning of the period, calculated as the difference in tax expense recorded during each period and what would have been recorded, adjusted for pre-tax items listed above, based on a corporate effective tax rate of 25% on income before income taxes for the three months ended September 30, 2022 and June 30, 2022 and 28% for the three months ended September 30, 2021.
(3)Reflects 60.7, 60.5, and 58.2 million weighted average shares of basic Class A common stock outstanding and 15.2, 15.4 and 17.5 million of additional shares for the three months ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively, as if the weighted average shares of Class B common stock were exchanged and cancelled for Class A common stock at the beginning of the period, plus the effect of dilutive securities.
(4)Net income margin represents net income divided by total revenue.

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin
(unaudited)

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of net income as determined by GAAP but are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding the other items outlined below.

Cactus management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to financing methods or capital structure, or other items that impact comparability of financial results from period to period. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. The Company’s computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Cactus defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue. Cactus presents this supplemental information because it believes it provides useful information regarding the factors and trends affecting the Company’s business.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
	(in thousands)			(in thousands)
Net income	$41,520	$35,780	$17,177	$104,383	$47,087
Interest (income) expense, net	(1,140)	(304)	299	(1,344)	632
Income tax expense	12,041	8,765	3,290	23,498	586
Depreciation and amortization	8,399	8,915	9,128	25,991	27,480
EBITDA	60,820	53,156	29,894	152,528	75,785
Other non-operating (income) expense(1)	(1,125)	—	—	(10)	1,004
Secondary offering related expenses(2)	—	—	—	—	406
Stock-based compensation	3,018	2,350	2,108	8,034	6,546
Adjusted EBITDA	$62,713	$55,506	$32,002	$160,552	$83,741

Revenue	$184,481	$170,215	$115,363	$500,595	$308,673
Net income margin(3)	22.5%	21.0%	14.9%	20.9%	15.3%
Adjusted EBITDA margin	34.0%	32.6%	27.7%	32.1%	27.1%

(1)Represents non-cash adjustments for the revaluation of the liability related to the TRA.
(2)Reflects fees and expenses recorded in the first quarter of 2021 in connection with the offering of Class A common stock by certain selling stockholders, excluding underwriting discounts and selling commissions incurred by the selling stockholders.
(3)Net income margin represents net income divided by total revenue.

Cactus, Inc. – Supplemental Information
Depreciation and Amortization by Category
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
	(in thousands)			(in thousands)
Cost of product revenue	$740	$751	$798	$2,239	$2,418
Cost of rental revenue	5,802	6,252	6,424	18,221	19,540
Cost of field service and other revenue	1,738	1,802	1,750	5,213	5,158
Selling, general and administrative expenses	119	110	156	318	364
Total depreciation and amortization	$8,399	$8,915	$9,128	$25,991	$27,480

Cactus, Inc. – Supplemental Information
Estimated Market Share
(unaudited)

Market share represents the average number of active U.S. onshore rigs Cactus followed (which Cactus defines as the number of active U.S. onshore drilling rigs to which it was the primary provider of wellhead products and corresponding services during drilling) as of mid-month for each of the three months in the applicable quarter divided by the Baker Hughes U.S. onshore rig count quarterly average. Cactus believes that comparing the total number of active U.S. onshore rigs to which it was providing its products and services at a given time to the number of active U.S. onshore rigs during the same period provides Cactus with a reasonable approximation of its market share with respect to wellhead products sold and the corresponding services it provides.

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Cactus U.S. onshore rigs followed	285	275	203
Baker Hughes U.S. onshore rig count quarterly average	741	697	483
Market share	38.5%	39.5%	42.0%